EXHIBIT 99.J

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Midas Special Equities Fund, Inc. and to the use of our report dated January 19, 2006 on the financial statements and financial highlights of Midas Special Equities Fund, Inc. Such financial statements, financial highlights and report of independent certified public accountants appear in the 2005 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.




TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
April 28, 2006